As filed with the Securities and Exchange Commission on July 16, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CORN PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3514823
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS	60154
(Address of principal executive offices)	(Zip Code)

CORN PRODUCTS INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN

FOR MAPLETON HOURLY EMPLOYEES

(Full title of the plan)

MARY ANN HYNES

Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, Illinois 60154

(Name and Address of Agent for Service)

(708) 551-2600

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	500,000 shares	(1)	$24.90	(2)	$12,250,000	(2)	$683.55

(1)                                  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)                                  Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, pursuant to Rule 457(c) and 457(h), based on the average of the high and low share prices of the Common Stock on July 10, 2009, as reported in the New York Stock Exchange Composite Quotation System.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.                  PLAN INFORMATION.*

ITEM 2.                  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*              Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Corn Products International, Inc. (the “Registrant”) and the Corn Products International, Inc. Retirement Savings Plan for Mapleton Hourly Employees (the “Plan”) are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Plan’s Annual Report on Form 11-K for the year ended December 31, 2008 under the Exchange Act;

(b)           The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 filed under the Exchange Act;

(c)           The Registrant’s Current Reports on Form 8-K filed under the Exchange Act with the Commission on February 2, 2009 (pursuant to Item 5.02(e)); on April 8, 2009 (pursuant to Item 5.02); and on April 29, 2009 (pursuant to Item 5.02(e)); and

(d)           The description of the common stock, par value $.01 per share, of the Registrant which is contained in the Registrant’s Registration Statement on Form 10/A No. 3 dated December 4, 1997 (File No. 1-13397), including any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, it being understood that any documents filed by the Registrant with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K shall not be deemed to be incorporated by reference into this Registration Statement.

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Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.                  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Delaware corporation.  Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article VII of the Registrant’s By-Laws provides that the Registrant shall indemnify its directors and officers and the directors and officers of its subsidiaries against certain liabilities (including attorneys’ fees related thereto) that may arise as a result of such service to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists now or may hereafter be amended.

The Registrant is also empowered by Section 102(b)(7) of the General Corporation Law of the State of Delaware to include a provision in its certificate of incorporation to limit under certain circumstances a director’s liability to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director.  Article Tenth of the Registrant’s Amended and Restated Certificate of Incorporation states that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividend payments, stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant maintains insurance policies under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

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The Registrant has entered into indemnification agreements with all its officers and directors. These agreements provide such officers and directors with indemnification against certain liabilities (including attorneys’ fees related thereto) that may arise as a result of such service to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists now or may hereafter be amended.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit
Number	Description

4(a)	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form 10, as amended (File No. 1-13397)).

4(b)	Amended By-laws of the Registrant (incorporated by reference to the Registrant’s report on Form 8-K dated March 21, 2007 (File No. 1-13397)).

*4(c)	Corn Products International, Inc. Retirement Savings Plan for Mapleton Hourly Employees

*5.1	Opinion of Mary Ann Hynes

*23.1	Consent of KPMG LLP

*23.2	Consent of Mary Ann Hynes (included as part of Exhibit 5.1)

*24	Powers of Attorney

*  Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)                                  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

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(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Westchester, State of Illinois, on this 16th day of July 2009.

CORN PRODUCTS INTERNATIONAL, INC.

/s/ Ilene S. Gordon
Ilene S. Gordon
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 16, 2009.

/s/ Ilene S. Gordon	Chairman, President, Chief Executive Officer
Ilene S. Gordon	(principal executive officer)

/s/ Cheryl K. Beebe	Chief Financial Officer
Cheryl K. Beebe	(principal financial officer)

/s/ Robin A. Kornmeyer	Controller
Robin A. Kornmeyer	(principal accounting officer)

* Richard J. Almeida	Director
Richard J. Almeida

* Luis Aranguren - Trellez	Director
Luis Aranguren -Trellez

* Paul Hanrahan	Director
Paul Hanrahan

* Karen L. Hendricks	Director
Karen L. Hendricks

* Bernard H. Kastory	Director
Bernard H. Kastory

* Gregory B. Kenny	Director
Gregory B. Kenny

* Barbara A. Klein	Director
Barbara A. Klein

* William S. Norman	Director
William S. Norman

* James M. Ringler	Director
James M. Ringler

* By:	/s/ Mary Ann Hynes
Mary Ann Hynes
Attorney-in-fact

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Westchester, state of Illinois on July 16, 2009.

CORN PRODUCTS INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN FOR MAPLETON HOURLY EMPLOYEES

By:	/s/ John Surowiec
John Surowiec
Plan Administrator

EXHIBIT INDEX

Exhibit
Number	Description

4(a)	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form 10, as amended (File No. 1-13397)).

4(b)	Amended By-laws of the Registrant (incorporated by reference to the Registrant’s report on Form 8-K dated March 21, 2007 (File No. 1-13397)).

*4(c)	Corn Products International, Inc. Retirement Savings Plan for Mapleton Hourly Employees

*5.1	Opinion of Mary Ann Hynes

*23.1	Consent of KPMG LLP

*23.2	Consent of Mary Ann Hynes (included as part of Exhibit 5.1)

*24	Powers of Attorney

*  Filed herewith.